Exhibit 99.1

Cogint, Inc. (NASDAQ: COGT)

Q3 2016 Earnings Results Conference Call

Executives

Derek Dubner, Chief Executive Officer

Dan MacLachlan, Chief Financial Officer

Jordyn Kopin, Investor Relations

Analysts

Jim McIlree — Chardan Capital

Jeff Geygan — Global Value Investment

Peter Delgado — Threshold Capital

Barry Kitt — Pinnacle Fund

Ted Ketterer — TK Associates

Operator

Good day ladies and gentleman, and welcome to the third quarter 2016 cogint earnings conference call. At this time all participants are in a listen only mode. Later we will conduct a question and answer session and instructions will follow at that time. If you should require operator assistance, please press star then zero on your touch tone telephone.

As a reminder this call is being recorded.

I would now like to introduce your host for today’s conference Ms. Jordyn Kopin. You may begin.

Jordyn Kopin

Welcome to cogint’s third quarter 2016 earnings conference call. We are happy to continue informing our shareholders of the exciting progress we are making at cogint. Joining us today from cogint are Derek Dubner, Chief Executive Officer, and Dan MacLachlan, Chief Financial Officer. Our call today will begin with comments from Derek Dubner and Dan MacLachlan, followed by a question and answer session.

I would like to remind you that this call is being webcast live and recorded. A replay of the event will be available following the call on our website. To access the webcast, please visit our investor relations page on our website www.cogint.com.

Before we begin, I would like to advise listeners that certain information discussed by management during this conference call are forward-looking statements covered under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update the information provided on this call.

For a discussion of risks and uncertainties associated with cogint’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including the report Form 10-K for the year ended December 31, 2015 filed on March 18, 2016 and subsequent SEC filings.

During the call, we may also present certain non-GAAP financial information relating to adjusted EBITDA. Management evaluates the financial performance of our business on a variety of key indicators, including adjusted EBITDA. The definition of adjusted EBITDA and the reconciliation to the most directly comparable GAAP financial measure is provided in the earnings press release issued earlier today.

With that, I am pleased to introduce cogint’s Chief Executive Officer, Derek Dubner.

Derek Dubner

Good afternoon everyone and thank you for joining us today to discuss cogint’s third quarter 2016 results.

I am pleased to report yet another strong quarter in revenue and adjusted EBITDA.  This quarter exemplifies our innovation, our technology, and the effectiveness of our initiatives and execution against them, as we scale our platform, generating and leveraging massive data to deliver on-demand solutions across expansive markets.

We saw strength across both of our Information Services and Performance Marketing segments during the quarter. Revenue and Adjusted EBITDA were $52.2 million and $3.2 million, a 27% and 2% growth over second quarter 2016, respectively.

Within our Information Services segment, specifically as it relates to our risk management division, we continued to rapidly expand our primary investigative solution, idiCORE. We ingested and integrated key foundational data sets, including the addition of billions of motor vehicle records, enhanced the solution’s search functionality and accuracy, and have continuously fused additional data to provide greater insights to our end-user customers. As well, our teams continue to fortify our cloud-based infrastructure with a view towards greater scale while maintaining efficiencies and continuously hardening this infrastructure to ensure a secure environment.

Our efforts continue to be rewarded. We are receiving terrific feedback from customers regarding idiCORE, and, as a result, our salesforce is receiving inbound inquiries from prospective customers within various verticals. We are experiencing increasing adoption of the idiCORE solution by new customers, and greater search volume from existing customers. By this team’s previous experience building this marketplace over the last two decades, we have knowledge of which industries are historically early adopters of this type of solution, as well as a firm understanding of the requisite maturity of the product in order to penetrate those industries that require a solution of greater breadth and depth, such as banking and insurance. We are experiencing two very important dynamics worthy of mention:

First, as I mentioned, we are seeing not only adoption by new customers, but increased search volume from existing customers. We saw a greater than 400% CAGR in idiCORE online transactions for the third quarter 2016. This informs us that our solution is not only being adopted, but also becoming ingrained in our customers’ daily workflow as they turn to our solution more and more for their decision-making processes – an essential metric to provide future visibility.

Second, historically, in the early stages of similar product releases, we have seen a larger percentage of transactional usage versus contract usage, as high as a 70/30 ratio of transactional to contract customers. Today, we are experiencing the opposite – customers are executing long-term contracts with us. We attribute this to several factors. These include positive customer impressions of our solution as to both usability and the understanding of what lies ahead in this product roadmap, our provision of excellent customer service and the customers’ willingness to build a long-term relationship with us at an early stage, and the customers’ desire to avoid anticipated price increases by competitors. Again, these indicators provide affirmation of the successful execution of this product rollout as well as future visibility in the form of recurring revenues.

Across the entirety of our Information Services segment, which includes a portion of our consumer marketing business, we now have a differentiated and extraordinarily valuable, comprehensive database which includes holistic views of greater than 95% of the U.S. population, including unique data assets of over 120 million self-reported profiles, including 150 million unique email addresses, across 63 million households. 80% of consumer interactions with our owned media properties are from mobile, with over 700,000 daily survey respondents and 5 million compiled responses daily.

As a result of our technology and processes, we continue to deliver excellent results to our advertisers. Our proprietary process by which we interact with consumers enables us to match the right consumers with the right advertisers, at a time when those consumers are in market for a product or service, at massive scale. This process, powered by our proprietary platform termed the Agile Acquisition Engine, permits us to build custom audiences for advertisers and betters the consumer experience, all while fueling our platform as data is the lifeblood of our business.

Within our Performance Marketing segment, we continued to experience strong growth within existing and emerging product lines as this segment increased $9.7M or 35% from Q2 2016.  In line with our strategy, Q3 marked the beginning of an important evolution in our marketing business as we look to activate our audience data utilizing 3rd party media channels in order to provide our customers access to highly targeted inventory outside of our owned and operated media, such as Search, Social, Mobile, Native & Programmatic Display inventory.  Our strong performance is attributable to key characteristics of our business – direct advertiser relationships (as opposed to agencies), our performance-based model, and our mobile-first approach. When it comes to advertising, our advertisers know that there is no better return on spend than digital advertising. Along with our strong performance in the core marketing business, we are seeing strong trends from new product initiatives.

For example, we saw continued scale in key growth verticals with a focus on the “Gig Economy,” providing recruitment solutions for industry-leading technology platforms in areas such as ride hailing, delivery and home services.

Our Career & Education vertical experienced triple-digit quarterly growth to $2.6 million from second quarter 2016, demonstrating an extraordinary market opportunity.

Our Mobile App vertical grew 44% to $4.6 million compared to $3.2 million in second quarter 2016.

We saw a 70% increase in revenue from third-party media channels, from approximately $1.0 million to approximately $1.6 million, from second to third quarter 2016, reaffirming our planned initiatives to increase the platform’s scale through custom audience development and vertical-specific marketing programs.

We experienced strong trending in our health vertical, leveraging our massive database of self-reported consumer information, allowing for custom audience targeting and the ability to design efficient and scalable campaigns. Our marketing business is well positioned for strong future performance.

And finally, as you know, we rebranded the company from IDI, or Interactive Data Intelligence, to cogint. IDI remains our go-to-market brand for the risk management division. Cogint is a brand that represents who we are as a company. Derived from cognitive intelligence, or the literal meaning of clear, powerful and convincing, cogint represents our mission of transforming data into intelligence in delivering mission-critical solutions to our customers to empower them to better execute all aspects of their business. Along with our rebranding efforts, we moved our listing from the NYSE MKT to the Nasdaq Global Market as we feel this move is befitting, given who we are as a company and where we are going. We have received very positive feedback on both our rebranding and the move to the Nasdaq Global Market.

In sum, I am pleased to close another great quarter with strong performance, including record revenue. We continue to focus on development of our proprietary platforms, we are aggregating and generating massive data sets which fuel our platforms and solutions, we are seeing increased customer spend across product lines, and new product launches are demonstrating excellent traction. The key take away is that there is tremendous demand for our products and solutions. We remain focused on our key initiatives with an eye towards developing and enhancing solutions to address our markets’ needs.

Now, I would like to turn the call over to Dan, who will discuss the financials.

Dan MacLachlan

Thank you, Derek, and good afternoon. I’m extremely pleased with our accelerated growth and strong performance in the third quarter. We continue to see strong proof points within our business model that will allow us to continue to leverage its scalability. Today, I’m going to walk you through our consolidated results of operations, including segment information and adjusted EBITDA. I will conclude with the balance sheet and cash flow statements. I will provide results comparing third quarter 2016 to the third quarter 2015 and to the second quarter 2016.

Third quarter consolidated revenue was $52.2 million compared to $1 million for the third quarter 2015. Consolidated revenue grew $11.1 million, a 27% increase over the second quarter. On a pro forma basis, inclusive of acquisitions, revenue grew $5.8 million, a 12.5% increase over second quarter.

Adjusted EBITDA was $3.2 million compared to negative $2.2 million for the third quarter 2015. Adjusted EBITDA grew $0.1 million, a 2% increase over second quarter.

Continuing to the details of our P&L, as mentioned, consolidated revenue was $52.2 million for the third quarter. Our Information Services and Performance Marketing segments contributed $14.8 million and $37.4 million, respectively, for the third quarter 2016, compared to $1.0 million for our Information Services segment in third quarter 2015. Our Performance Marketing segment did not exist during the comparative 2015 period. Information Services revenue grew $1.4 million, a 10% increase over second quarter, with continued growth of online transactions from idiCORE and increased adoption of our consumer reengagement solutions. Performance Marketing revenue increased $9.7 million, a 35% increase over second quarter. This resulted from continued scale in our Career & Education, Mobile app, and Health verticals, allowing top-line revenue expansion and positioning us well leading into a strong fourth quarter.

Cost of revenues was $39.7 million for the third quarter 2016 compared to $0.8 million for the third quarter 2015. Our cost of revenues increased $10.1 million from the second quarter, a result of increased publisher spend and the acquisition of additional data assets. Gross margin remained consistent at 24% for the third quarter as compared to the same period 2015. Gross margin decreased 4% from the second quarter. We expected and saw some seasonal pressure at the margin level in the third quarter with higher demand for publisher traffic, increasing the relative cost to acquire that traffic. In addition, in-line with our growth initiatives, we saw increased adoption of new solutions in both our Information Services and Performance Marketing segment. At the outset of product adoption, these new solutions produce a lower gross margin versus our core, but quickly scale at both the top-line and margin level, positioning us well for margin expansion in the fourth quarter and first half of 2017.

SG&A was $21.4 million compared to $4.7 million for the third quarter 2015. SG&A increased $5.0 million from the second quarter, primarily the result of a one-time write-off of $4.1 million of intangible assets. The $21.4 million in SG&A for the third quarter consisted primarily of $7.4 million of non-cash share-based compensation, $4.1 million of the previously mentioned one-time intangible asset write-off, $5.4 million in employee salaries and benefits, and $1.7 million in accounting, legal and other professional fees.

Depreciation and Amortization was $3.5 million in the third quarter 2016, of which $3.2 million is attributable to the intangible assets related to acquisitions. Depreciation and Amortization increased $0.5 million from the second quarter.

Third quarter net loss was $9.7 million compared to $4.8 million for the third quarter 2015. Net loss increased $2.6 million for the third quarter 2016 as compared to the second quarter, primarily the result of the aforementioned one-time intangible asset write-off offset by higher gross profit. Third quarter earnings per share was negative $0.19 per share based on a weighted average share count of 50.7 million shares.

Moving on to the balance sheet. Cash and cash equivalents were $10.4 million at September 30, 2016 and $13.5 million at December 31, 2015. Total debt, including the current portion of long-term debt, which was used to finance part of the Fluent acquisition, decreased $1.0 million to $49.9 million at September 30, 2016 compared to $50.9 million at December 31, 2015.

Current assets were $42.2 million at September 30, 2016 compared to $37.6 million at December 31, 2015. Current liabilities, exclusive of the current portion of long-term debt, were $26.2 million at September 30, 2016 compared to $18.8 million at December 31, 2015.

Moving on to the statement of cash flows, for the nine months ended September 30, 2016, cash provided by operating activities was $4.4 million compared to cash used for operating activities of $6.8 million for the same period 2015. The $4.4 million provided by operating activities was primarily due to operating income of $3.6 million, after the adjustments of non-cash items totaling $27.3 million.

Cash used in investing activities was $9.5 million for the nine months ended September 30, 2016 compared with cash provided by investing activities of $0.5 million for the same period in 2015. The $9.5 million in investing activities used for the nine months ended September 30, 2016 resulted from a total of $8.0 million capitalized in intangible assets.

Cash provided by financing activities was $2.0 million for the nine months ended September 30, 2016 a result of $4.7 million in net proceeds from a registered direct offering in the second quarter 2016, offset by the repayment of $1.7 million in long-term debt.

That concludes our prepared remarks on the 2016 third quarter financial results. I will now turn the call back over to Derek.

Derek Dubner

Thank you, Dan. Jordyn, at this time I guess if there are any questions, we will entertain them.

Jordyn Kopin

Tonia, we would like to open the line up for questions.

Question-and-Answer Session

Operator

[Operator Instructions] And our first question is coming from Jim McIlree of Chardan Capital. Your line is open.

Jim McIlree

Thank you and good evening. Derek, I can’t remember if it was you or Dan, you talked about cost of goods sales relative to Q2 because of publisher costs and the acquisition of data assets. Can you kind of frame that in terms of you know how much of the gross margin percentage decline quarter-to-quarter was due to the publisher versus the acquisition of the data assets?

Dan MacLachlan

Sure. Yes. A good portion of that was related to the publisher spend. As discussed earlier in the financial review, the third quarter did experience some seasonal pressure that was not unexpected. We saw tremendous demand and opportunity to grow our top line in order to position the company for accelerated growth over the next several quarters. Several key growth initiatives required increased spend to avail ourselves of the opportunities that our trends exhibited and that we believe will come to fruition by year end. We are encouraged by the increased demand for our information services business and as that business continues to scale at a higher gross margin, based on the leveragability of the fixed cost of goods model, we see long-term consolidated gross margin targets of between 45% and 55%.

Jim McIlree

And well before I get to the long-term consolidated margin targets, I think in the press release when you pre-announced the revenue for the quarter, you talked about a rebound in margins in the beginning portion of Q4. I’d just like to clarify a rebound to what, is that a rebound to the levels that you saw in Q2 or is that a rebound to some different level?

Dan MacLachlan

So, yes, traditionally within the performance marketing segment, you will see gross margins that range between 28% and 32%, and in the first part of Q4, basically through today’s date, we have seen a rebound to those margins and are very excited about some of the growth we have actually seen at that level as well. Going into what effectively is the best time for the performance marketing division relative to holiday spend and budgets from our advertisers, we are very excited about what will come in the next month and half to close out the quarter.

Jim McIlree

Great. That long-term consolidated gross margin of 45% to 50% that you just mentioned, what kind of mix does that assume between the information services and performance marketing?

Dan MacLachlan

Again, as kind of discussed, that performance marketing side of the business historically have run between a 28% and 32% margin range. Obviously, as we scale the information services side of the business and the revenues from a consolidated basis begins to scale, we’ll see the portion of that margin really affect the consolidated level. So as we begin to scale that information services side and that kind of overtakes the current percentage, you will definitely see the increase consolidated margins come from the information services side.

Jim McIlree

I got it. I am sorry, I can do that math, excuse me. I withdraw that question.

Derek Dubner

No problem. Go ahead, Jim.

Jim McIlree

The write off, can you tell me what the write off was for? What did you write off besides intangible assets? What intangible assets did you write off?

Dan MacLachlan

So as a result of an unfavorable ruling in regards to the TransUnion litigation, we wrote off a total of $4.1 million of intangible assets for the purchased IP and capitalized legal cost incurred and paid in defending those claims.

Jim McIlree

All right, okay. I got it. And Dan, I think you said something about D&A part of it related to that write off. So what’s the new D&A level going forward?

Dan MacLachlan

So the amortization was not affected by that write off. The D&A increase was basically a result of a full-in quarter of all the purchased acquisitions of Fluent and Q Interactive. That level remains relatively consistent on a go forward basis on an amortization level.

Jim McIlree

Okay. I just want to make sure I understand this. So we are looking at somewhere around $3.5 million per quarter amortization, is that right?

Dan MacLachlan

That is correct.

Jim McIlree

Okay. Great. And I am sorry, just one last thing. You have mentioned a couple of times about the seasonal increase in the performance marketing business. So I think in the times past, we have seen a pretty nice increase in Q4 performance marketing revenues relative to Q3. Is there any reason to expect a different pattern this time around?

Derek Dubner

No, Jim. This is Derek. You know we put out a little bit of guidance out there of $183 million to $187 million for full year ‘16. As Dan mentioned with what we are seeing, closing out Q3 and the first part of Q4, we feel very comfortable with that range.

Jim McIlree

Yes. And the reason I ask is, and thank you for reminding me of the guidance, to hit the middle of that guidance, you don’t really need that much of an increase in Q4 versus Q3. I know you are, I am assuming you are being conservative because of the...

Derek Dubner

You and I have spoken before, I guess that’s in my nature, but...

Jim McIlree

Okay. Great. I just wanted to make sure there wasn’t anything that I was missing on that front. Thanks a lot and good luck with everything. We’ll talk soon.

Derek Dubner

Thanks Jim, always good to hear from you.

Operator

[Operator Instructions] And I do show a question from Jeff Geygan of Global Value Investment. Your line is open, Jeff.

Jeff Geygan

Thank you and good afternoon gentlemen.

Derek Dubner

Good afternoon Jeff.

Jeff Geygan

I just want to follow up on Jim’s question regarding the, your long-term consolidated margin. How are we thinking about long term here?

Dan MacLachlan

So we haven’t put out any specific guidance on the definition of long-term but what we do see is with the great trending we have seen on the information services side of the business, both in the risk management side and consumer marketing side, we are very encouraged with our ability to accelerate and meet those long term targets in a relative short period.

Jeff Geygan

Fair enough. And just doing kind of back of the envelope math here, the performance marketing is roughly, say 30% gross margin and the long term target is let’s say, for easy math, 45%. That would imply the balance of your business is about a 60% margin, which seems consistent. In order to get to that blended 45% you need to have about half and half of your business between these two segments which would imply that you probably have $100 million or more of incremental revenue over the next, say one to three years. Would that be reasonable for us as shareholders to assume?

Dan MacLachlan

You know, I think the math you are doing works right. I think you are correct to make those assumptions. Historically, when we look at the information services side of the business, at a more mature state you are seeing gross margins range from 70% to 85% because of that fixed cost nature of that side of the business. So, yes, your math is good.

Jeff Geygan

So if that’s the case, in longer term the consolidated gross margin of the information services revs meet or exceed the performance marketing, your consolidated margin is going to be higher, 55% or 60% might actually be the number.

Dan MacLachlan

We will drive the business at scale and we are very encouraged and we were very prudent. And looking at the margin profile as well as some of the other guidance we have put out for 2017.

Jeff Geygan

And I appreciate you need to be a little bit cautious on forward looking statements, but I am just trying to make sure that I understand conceptually how this will evolve over time. Thank you. Second question. Can you please contrast the idiCORE product with its primary competitors?

Derek Dubner

Sure, Jeff. I am happy to do that. As we have said all along and I think you know probably pretty well, we rolled out the early iteration of this product in May of 2016. And what we knew about that is, my experience and our experience in the industry, is that we know there are early adopters of this product. And they have more of a fundamental use case of identity authentication, location, perhaps sort of skip tracing in a collections environment. And we know that those early adaptors come on board, once you are able to get into their workflow you can provide as good or better of a product and you can be very competitive on a price point. And so we were quick to onboard customers in that vein.

During the summer we brought on our criminal record database which is billions of records. We then brought on our automotive database. And what we are working on, not to tip our hand too much, is we are fixated on or obsessed with increasing accuracy. Increasing better fusion so that we can outdo other similar products on the market. So we have been highly focused on that while delivering what we believe to be the full breadth of the product within the next quarter or so. So we feel very good where we are today but again we will feel even better with every day that goes by as we will present to our verticals, a more comprehensive product that will be relied upon by them more and more. So once into that workflow, it’s the opportunity to then always turn to us for whatever the use case until its finally in full breadth and depth, where they can do a very comprehensive investigation. And so we are getting there pretty quickly and I am very pleased with our progress.

Jeff Geygan

Without tipping your hand to the marketplace, can you give us a little color in terms of other verticals that might be attractive or attracted to your service?

Derek Dubner

Sure. So we are already in some of those verticals but now what we are doing is, while expanding the breadth of those verticals; so now we are moving into, and we are also moving upwards. We are moving up the tiers into sizable players. So we’ll continue to penetrate that third party collection market that we are doing very well on and we will also work on first party collections which are more of the actual party itself having the debts to collect. And we will expand into, for example, credit unions, small regional banking, until ultimately we are at a full solution where we are able to go to the top tier. So we like what we see as I mentioned in our prepared notes, and we will continue to attack those verticals aggressively.

Jeff Geygan

Appreciate that. And just to add on to that, it seems to me that with all the regulation, the financial services businesses today that the Wall Street might be able to exploit some of these services that you are providing. Would that be fair to assume?

Derek Dubner

That’s an absolutely great statement, Jeff. That’s exactly right. There are from the smallest of players to the largest players in this country in financial services. They are mandated by regulatory environments, for example know your customer, anti-money laundering etcetera. They are mandated to utilize these types of solutions and so we feel we are positioned very well to not only bring that solution to them in full breadth but to move and expand our sales force into that top tier.

Jeff Geygan

Fabulous. So final question from me today. You have a research team or a group of scientists out in Seattle as I understand, that is 8 or 10 strong, maybe larger. And it’s my impression they are working on ways to fuse or develop data insights that might transcend one segment to the other. So I am thinking at some point in the future your information services and your performance marketing will actually be sharing newly created data that could further be monetized by the company. Is that right?

Derek Dubner

Your assumption is 100% correct. We have actually added a few more players to that team. Some are experts in machine learning which we are very excited to have landed these individuals from the best companies. And they will be layering greater machine learning over our solutions. They are currently running analytics across all of our data assets, including the marketing data assets which are just vast and extraordinarily valuable, as I mentioned. And we are working with that fusion, the synergies and the insights and the patterns that we can glean, that we believe will bring differentiated solutions for years to come.

Jeff Geygan

And Derek when can we expect to hear more about that?

Derek Dubner

You know as ‘17 unfolds, we’ll do our best to start telegraphing that to the market. But we have got a lot on our plate and I guess what I wanted to relate through my notes to everybody is that we are sitting in an amazing position and many companies would desire to be where we are today. We are swimming in opportunity and the marketing sides of our business, it’s firing on all cylinders. It’s entering its best quarter or quarters here in the latter and beginning of the year, and everybody is working 150% of their time in maximizing the results there. As we already know, Jeff, and as we have expanded the Seattle team, we are working aggressively to rollout greater solutions on the risk management side to be sort of a full-fledged, end-to-end solution competitor of our competitive space out there.

So we just have so much right in front of us that translates to revenue and big profits that we have devoted some parts of the team to work on the analytics and those disruptive solutions going forward. We’ll continue to develop those but it’s all about measuring how we pull from resources in achieving what is really, low hanging fruit or the easily obtainable for us in the near term.

Jeff Geygan

Thanks to you and Dan, appreciate it, good luck.

Derek Dubner

Thank you, Jeff.

Operator

And our next question comes from Peter Delgado of Threshold Capital. Your line is open.

Peter Delgado

Thank you, good afternoon guys.

Derek Dubner

Good afternoon Peter.

Peter Delgado

I was very, very impressed, Derek and Dan, with the overall growth of the IDI online transactions. You stated in the release you had over 400% growth there. I am curious can you give us any more insight, especially on the new customer side in this line of business? Are these people, are these customers coming from your competitors, maybe even more specifically are they coming from using the LexisNexis Accurint product and I am curious if you can give any more specific feedback as to what your customers are saying about your idiCORE product? Thanks.

Dan MacLachlan

Yes, thank you very much. Look, our customers are just thrilled with our entrance into the marketplace. All the feedback we are getting back from the customers on usability, functionality, speed and accuracy of the data, has been stellar. And as to the customers, where we are acquiring them, the unique nature of this industry is that when we go out and we sell this product, we don’t have to really educate the person on what the product does. It is ingrained in their workflow. We are a business-to-business type of product solution. So they use this everyday in their workflow. So when we go out and we acquire customers, we are acquiring customers that are using our competitors’ systems. And normally they are using the competitor systems on what the industry calls a waterfall. Where they may be using one of the competitors’ systems as kind of the first line and then subsequent for additional information, using the other competitors as the second line.

What we have seen, which is historically different then the competitors we have created in the past, is that at the outset of product offering, you see mostly transactional usage of the system. Kind of to the mark of about 70% transactional, 30% contractual. What we have seen on our release, in this iteration of the product is the opposite. We have seen 70% of the customers that are coming on board, coming into long-term, one- to two-year contracts. Because what they do is they come onto the system; they get a demo of that system; they use it say for 7 to 14 days for free and what they are immediately telling us is I see what you guys are building, this system is amazing. I want to lock in today at this price. So we are very encouraged based on the feedback from the customers and based on some of those metrics of where they are coming in and saying, I want to lock in for a year or two years on a commitment.

Peter Delgado

I see, excellent, thank you, thank you gentleman.

Derek Dubner

Thank you, Peter.

Operator

And our next question comes from Barry Kitt of Pinnacle Fund.

Barry Kitt

Hey guys, okay sorry. Congratulations on a great quarter. Thank you very much.

Derek Dubner

Thank you, Barry.

Barry Kitt

I was a little bit late and I didn’t catch a couple of things, so I just want to make sure I heard correctly. Gross margins were 24% in the third quarter and I think I heard you say in the fourth quarter they should be somewhere between 28% and 32%. Is that what I heard?

Dan MacLachlan

What we are seeing through the first part of the fourth quarter is reversion back to what is the range of 28% to 32% in the performance market vertical historically.

Barry Kitt

Okay. And what did you say your long-term target was, again?

Dan MacLachlan

45% to 55% at the consolidated margin, gross margin level.

Barry Kitt

Okay. And then somebody asked you what long term was and you said you hadn’t given guidance, but you gave some kind of color on what you are thinking there. What was that color again, please?

Dan MacLachlan

So the color was, you know, we are scaling the information services side of the business dramatically. We are very encouraged by what we are seeing and the onboarding of new customers not only on to our IDI core platform but also on the consumer marketing side and data acquisition solutions of some of those re-engagement solutions. So when we are saying long term targets, we haven’t specifically given guidance on that but we are very encouraged that we can meet those long term targets in a expedited timeframe.

Barry Kitt

Ok, thank you very much guys. Appreciate it.

Derek Dubner

Thanks Barry.

Operator

And our last question comes from Ted Ketterer of TK Associates. Your line is open.

Ted Ketterer

Good afternoon guys.

Derek Dubner

Good afternoon.

Ted Ketterer

I have got a couple of questions. First of all, can you give any color on the TransUnion relationship and the litigation you have ended? And is there anything more happening or has that been put to bed, and then I have a couple more.

Derek Dubner

Sure. We can provide just a bit of color but because it’s an ongoing matter, we are not going to put out too much information on that. For those that may or may not be aware, the TransUnion litigation that you are referencing is in regard to a dispute over ownership of certain intellectual property that is currently being used by a competitor to power its competitive product. The IP in dispute was created by our Chief Science Officer, Mr. Poulsen, prior to joining our company. And in August of this year we received an unfavorable ruling by the court on that matter, declaring, among other things, that that IP in question was in fact owned by TLO at the time of its sale to TransUnion in December of ‘13. And therefore it was purchased by TransUnion. So you know we believe that reversible error was committed. We have filed an appeal and motions to stay the case pending the appeal. Ted, you have another question?

Ted Ketterer

Yes. I do. Can you talk about the market? How big is the market, what’s the growth rate? What the industry is, how big is the market, how fast is it growing?

Dan MacLachlan

So if we are talking about kind of the risk side of the business, the risk analytics, that’s in excess of $8 billion market. That’s really the information services side of the business. If we are talking about the digital marketing space, that market is in orders of magnitude larger from a TAM perspective, we see that market today that is addressable of in excess of $60 billion. And long term, looking at the complete data and analytics markets, orders of magnitude larger than that.

Ted Ketterer

Great. And my last question, in terms of your customer base, can you give some idea how many customers you have and so the range of size in terms of revenues?

Derek Dubner

I am sorry, how many customers and the last part, please? We lost you.

Ted Ketterer

The range, the sizes, ranging from x to the y. Just to get an idea of the types and size of companies that are using your product.

Derek Dubner

Sure. So we don’t really publicly disclose the number of or in essence, specifics about the customers on the risk side of our business. Highly competitive business and so we generally do not disclose that. I can tell you on our marketing business, we have well in excess of 1400 customers and we really like to work with the largest customers because they are the ones that between the two of us, we educate each other on our goals and our understanding of what we need to do to get ROI for that advertiser. So what you’ll see by our customer base are very top tier advertisers. We are proud that we have publicly put out there Overstock.com and others, Western Union. And so obviously not all of them are that large but we are very proud of the size and scale of customers that we service today.

Ted Ketterer

Great, that’s helpful. Thank you.

Derek Dubner

Great, thank you Ted.

Operator

And I am showing no further questions at this time. I’d now like to turn the call back over to Derek Dubner for closing remarks.

Derek Dubner

Great. First, I would just like to thank everybody for joining us. Again, we are very pleased with our quarter and we are even more excited about how the year looks as we move into fourth quarter. So thank you all for joining us today and have a great evening.

Operator

Ladies and gentlemen, this concludes today’s conference. Thank you for your participation and have a wonderful day.